Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 15, 2013, among Terra Contracting Services, LLC, a Delaware limited liability company (the “New Guarantor”), a subsidiary of Great Lakes Dredge & Dock Corporation, as issuer (the “Company”), the Company, the existing Guarantors, and Wells Fargo Bank, National Association, as trustee.

WITNESSETH

WHEREAS, the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of January 28, 2011 providing for the issuance of 7.375% Senior Notes due 2019 (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the obligations of the Company under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Guarantors and the Company are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of each other and the Holders of the Notes as follows:

1. Defined Terms. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to provide an unconditional Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Company, any Guarantor, any parent entity of the Company or any Subsidiary thereof, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive liabilities under the federal securities laws.

4. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 12.02 of the Indenture.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: January 15, 2013

NEW GUARANTOR:

TERRA CONTRACTING SERVICES, LLC, a Delaware limited liability company

By:	/s/ William S. Steckel
Name: William S. Steckel
Title: Senior Vice President and Chief Financial Officer

COMPANY:

GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation

By:	/s/ William S. Steckel
William S. Steckel
Senior Vice President and Chief Financial Officer

GUARANTORS:

GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company

By:	/s/ William S. Steckel
William S. Steckel
Senior Vice President and Chief Financial Officer

DAWSON MARINE SERVICES COMPANY, a Delaware corporation

By:	/s/ Catherine Hoffman
Catherine Hoffman
President

Signature Page to Second Supplemental Indenture

GREAT LAKES DREDGE & DOCK ENVIRONMENTAL, INC. (F/K/A GREAT LAKES CARIBBEAN DREDGING, INC.), a Delaware corporation

By:	/s/ William S. Steckel
William S. Steckel
Senior Vice President and Chief Financial Officer

NASDI HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ William S. Steckel
William S. Steckel
Chief Financial Officer

NASDI, LLC, a Delaware limited liability company

By:	/s/ William S. Steckel
William S. Steckel
Vice President

FIFTY-THREE DREDGING CORPORATION, a New Jersey corporation

By:	/s/ Paul E. Dinquel
Paul E. Dinquel
Vice President

Signature Page to Second Supplemental Indenture

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

Signature Page to Second Supplemental Indenture